CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNT FIRM

The Board of Directors
Oppenheimer Multi-State Municipal Trust.:

We consent to the use in this Registration Statement of Oppenheimer New
Jersey Municipal Fund, Oppenheimer Pennsylvania Municipal Fund, and Rochester
National Municipals (collectively the Oppenheimer Multi-State Municipal
Trust), of our report dated September 13, 2005, included in the Statement of
Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights"
appearing in the Prospectus, which is also part of such Registration
Statement and "Independent Registered Public Account Firm" appearing in the
Statement of Additional Information.

                              /s/  KPMG LLP
                              KPMG LLP

Denver, Colorado
November 23, 2005